November 14, 2016

BlastGard International Inc.

2451 McMullen Booth Road,

Suite 212

Clearwater, FL 33759

Dear Sirs:

Re: Consulting Engagement

Resilience Capital Inc (the “Consultant”) is pleased to act as a consultant to BlastGard International Inc. (the “Company”) to provide strategic advice as to its business (the “Business”). The Consultant will provide to you and the Company the services described below, subject to the terms of this engagement agreement.

1.	Services. The Consultant will provide various advisory services to the Company under the direction of the board of directors of the Company, or any committee thereof established for such purposes, which will include:

a)	Assist in the evaluation of the Company’s businesses and prospects;

b)	Review and critique of the Company’s long-term business plan;

c)	Evaluate the Company’s debt capacity and alternative capital structures;

d)	Assisting the Company in the preparation of cash requirements, cash forecasts and financial projections;

e)	Assessing and analyzing potential acquisitions of, or mergers with, other entities or all or portions of their businesses;

f)	Providing advice on the formulation and, if requested, execution of the overall strategy and alternatives for the various potential sale opportunities;

g)	Advise on marketing and sales strategies, include a review and assessment of the effectiveness of the Company’s distribution arrangements;

h)	Assessing the Company’s product mix and recommending changes;

i)	Assisting in negotiations with lenders, key customers, suppliers and distributors, and strategic partners;

j)	Evaluate the Company’s manufacturing and distribution operations; and

k)	Such other duties and responsibilities, both financial and operational, assigned to it by the Company’s board of directors and accepted by the Consultant from time to time.

The Consultant will provide Craig Campbell to serve as the engagement manager and, in such capacity, supervise the provision of the Consultant’s services and be the principal contact between the Consultant and the Company. The Consultant may utilize the services of other officers, employees or contractors (the “Engagement Team”), as it considers appropriate for this engagement, and will provide the names and functions of member of the Engagement Personnel to the Company from time to time.

140 YONGE STREET, SUITE 200, TORONTO, ON M5C 1X6        TEL: 416-727-8416

2.	Information Provided by the Company. In connection with our engagement, you have agreed to furnish to the Consultant, on a timely basis, all relevant information needed by the Consultant to perform its services under the terms of this engagement agreement. During this engagement, it may be necessary for the Consultant: (a) to interview the management of the Business, to rely (without independent verification) upon data furnished to the Consultant by the Company; and (b) to review any financial statements and other reports relating to the Business and financial condition of the Business as the Consultant may determine in the circumstances. To this end, you will make available to us such information as may be requested, including information with respect to the assets, liabilities, earnings, earning power, financial condition, historical performance, future prospects and financial projections and the assumptions used in the development of such projections of the Business.

The Consultant does not assume any responsibility for, or with respect to, the accuracy o r completeness of the information and data supplied to the Consultant by you or other management of the Company. In addition, you acknowledge that the Consultant may assume, without independent verification, all information supplied to the Consultant with respect to the Business to be true, correct and complete in all material respects and not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to the Consultant not misleading.

3.	Scope of Engagement. You acknowledge that the Consultant will not undertake, or arrange for others to undertake, any audit of the Company’s f inancial statements, or any valuation of the Business or appraisal of its physical assets. The Consultant has been engaged only in connection with the matters described in this engagement agreement and for no other purpose. The Consultant shall not be required to render any opinions or reports in writing or to perform any other services, except as specifically provided in this engagement agreement. You acknowledge that the Consultant has not provided any audit or accounting opinions, or legal or tax advice, and assumes no responsibility in connection with its engagement as to any such matters.

4.	Duration of Engagement. The Consultant’s engagement pursuant to this agreement will continue for a period of one year from the date first set forth above, and shall automatically renew for successive one-year period, until either party provides at least 60 days’ prior written notice of termination to the other party. Notwithstanding the foregoing, in the event of termination of this agreement prior to the first anniversary of the date hereof, the Company will be obligated to pay the Consultant an additional two monthly instalments (and the Consultant may retain the Deposit in satisfaction of such amount).

140 YONGE STREET, SUITE 200, TORONTO, ON M5C 1X6        TEL: 416-727-8416

5.	Compensation. The Consultant will be paid an annual fee US$250,000, payable in equal monthly instalments in advance commencing on the date hereof on and the first day of each month thereafter. In addition, as is our customary practice, we will require payment of an amount equal to two monthly instalments in advance, which will be held as a deposit and applied against the last two monthly installment payable prior to termination of this agreement, Note that our fees do not include any of the following, which will be payable by you: (i) fees or other compensation of any other advisors, consultants, or agents that may be retained on your behalf or on behalf of the Company (and which are not similarly contingent), the compensation for which shall be set out in separate agreements with you or the Company or otherwise subject to your written consent; or (ii) any other third party expenses incurred at your request or with your approval.

6.	Liability Limitation. The Consultant’s total aggregate liability to you arising out of or relating to this engagement agreement or the Consultant’s services, whether in contract or tort (including negligence), under statute or otherwise, shall be limited to the total fees paid to the Consultant by the Company. This limitation will not apply to the extent prohibited by applicable law or professional regulations. You hereby waive the right and shall have no recourse to bring any claim against the Consultant’s directors, officers, employees, contractors, partners, related companies, (all of whom, its “Representatives”, shall have the express benefit of this paragraph such that they may rely on and enforce its terms).

7.	Indemnity. You will agree to indemnify the Consultant and its Representatives for any third party claims by or other liability to any third parties arising as a result of the Consultant’s engagement pursuant to this agreement, in accordance with the Consultant’s standard form indemnity agreement.

8.	Other Business. The Company understands that if the Consultant is asked to act for y o u o r the Company in any other formal additional capacity relating to this engagement but not specifically addressed in this engagement agreement, such as soliciting financing from investors or conducting a sale of all or a substantial portion of the shares or assets of the Company, then such activities shall constitute separate engagements and the terms and conditions of any such additional engagements may be embodied in one or more separate written agreements, containing provisions and terms to be mutually agreed upon.

9.	Other Consultant Activities. The Consultant is a private equity firm engaged in investing in other companies, holding and managing its investments, and providing investment banking and financial advisory services. In the ordinary course of the Consultant’s activities, the Consultant and affiliated entities may hold positions in equity, debt or other securities of, and provide advice to and have other business dealings with, companies that may be considered competitors of the Business or the Company. Nothing herein contained shall limit or restrict the Consultant in conducting such business with respect to others, or in rendering such advice to others, except as such advice may relate to matters relating to the Business or your affairs or those of the Company, and that might compromise confidential information delivered by you or the Seller to the Consultant.

140 YONGE STREET, SUITE 200, TORONTO, ON M5C 1X6        TEL: 416-727-8416

10.	Independent Contractor. The Consultant at all times during the term hereof will remain an independent contractor, and nothing contained in this engagement agreement will create the relationship of employer and employee or principal and agent as between you or the Company and the Consultant or any of its employees. Without limiting the generality of the foregoing, all final decisions with respect to matters about which the Consultant has provided services hereunder shall be solely yours or those of the Company, and the Consultant shall have no liability relating thereto or arising therefrom. The Consultant shall have no authority to bind or act for you or the Company in any respect, except as may be specifically be authorized by the Company’s board of directors . It is understood that the Consultant’s responsibility to the Company is solely contractual in nature and that the Consultant does not owe the Company, or any other person, any fiduciary duty as a result of its engagement.

11.	Successors and Assigns. This engagement agreement and all obligations and benefits of the parties hereto shall bind and shall inure to their benefit and that of their respective successors and assigns. The indemnity and contribution provisions incorporated into this engagement agreement are for the express benefit of the officers, directors, employees, consultants, agents and controlling persons of the Consultant and their respective successors, assigns and parent companies.

12.	Announcements and Confidentiality. You and the Consultant agree to keep the details of this engagement agreement and any past or future related communication between y o u , the Company and the Consultant confidential, provided that (a) such information may be shared with any of our investors and any lawyers, accountants or other professional advisors who have agreed in writing or are otherwise bound by professional obligations to maintain the confidentiality of such information, and (b) upon completion of the engagement, the Consultant will have the right to place announcements of this engagement and any related promotional material on the Internet, in the social media, and in the email announcements to persons and firms selected by the Consultant, and all costs of such announcements will be borne by the Consultant. This section shall survive the termination of this engagement agreement.

13.	Governing Law. This engagement agreement is governed by the laws of Ontario and the laws of Canada applicable therein. You and the Consultant hereby submit to the non- exclusive jurisdiction of the courts of the Province of Ontario.

14.	Miscellaneous Provisions. No purported waiver or modification of any of the terms of this engagement agreement will be valid unless made in writing and signed by the parties hereto. This engagement agreement constitutes the entire agreement of the parties hereto relating to the subject matter hereof, and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof. If any provision of this engagement agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions hereof shall in no way be affected and shall remain in full force and effect. This engagement agreement may be executed in any number of counterparts and by facsimile or email signature.

140 YONGE STREET, SUITE 200, TORONTO, ON M5C 1X6        TEL: 416-727-8416

I trust you will find the terms of this engagement agreement satisfactory. Subject to any questions or concerns, please sign the enclosed copy of this engagement agreement and return it to me.

We look forward to working with you.

Sincerely,

Craig Campbell Founder & CEO

The undersigned hereby agrees to and becomes party to this engagement agreement, effective as of the date first written above.

BLASTGARD INTERNATIONAL INC.

Per:
Name:
Title:

140 YONGE STREET, SUITE 200, TORONTO, ON M5C 1X6        TEL: 416-727-8416